Exhibit 16.2

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read the statements made under Item 4.01 of the report on Form 8-K of Idaho General Mines, Inc. dated January 13, 2005, and have the following comments:

We have read Item 4.01 of Form 8-K dated January 13, 2005 of Idaho General Mines, Inc. and are in agreement with the statements contained in Item 4.01 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ DeCoria, Maichel & Teague P.S.

DeCoria, Maichel & Teague P.S

Spokane, Washington

January 18, 2005